Term Sheet To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement BA dated June 15, 2009	Term Sheet No. 680BA Registration Statement No. 333-137902 Dated June 15, 2009 Rule 433
Structured Investments	Deutsche Bank $ 98% Principal Protected Notes Linked to the Performance of a Basket of Four Currencies Relative to the U.S. Dollar due June 24, 2011
General
•
The notes are designed for investors who seek exposure to the potential appreciation of a basket of currencies consisting of the Brazilian real (“BRL”), Russian ruble (“RUB”), Indian rupee (“INR”) and Chinese renminbi (“CNY”) (each a “Basket Component” and together the “Basket”) relative to the U.S. dollar from the Trade Date to the final valuation date. Investors should be willing to forgo interest and dividend payments, and receive a return as low as  -2% if the Basket ends at the same level at which it starts or depreciates during the term of the notes, while seeking partial principal protection at maturity (2% of your principal is at risk).

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing June 24, 2011†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The notes are expected to price on or about June 19, 2009 (the “Trade Date”) and are expected to settle on or about June 24, 2009.
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Term:	2 years
Basket:	The notes are linked to a weighted basket consisting of four currencies that measures the performance of the Basket Currencies relative to the U.S. dollar.
	Basket Currency	Fixing Source	Fixing Time	Initial Spot Rate	Basket Currency Performance Weighting
	BRL	BRL PTAX at Reuters Page BRFR	6:00 p.m. Sao Paulo		1/4
	RUB	RUB CME-EMTA at Reuters Page EMTA	1:30 p.m. Moscow		1/4
	INR	INR RBIB at Reuters Page RBIB	12:30 p.m. Mumbai		1/4
	CNY	CNY SAEC at Reuters Page SAEC	9:15 a.m. Beijing		1/4
Reference Currency:	U.S. dollar (USD)
Basket Return Cap:	15.00%
Participation Rate:	At least 163%. The actual Participation Rate will be determined on the Trade Date and will not be less than 163%.
Payment at Maturity:
At maturity, you will receive a cash payment for each $1,000 principal amount note of $980 plus the Additional Amount, which may be zero. For example, assuming a Participation Rate of 163% and a Basket Return Cap of 15%, the maximum return on the notes is 22.45%, which entitles you to a maximum payment at maturity of $1,224.50 per $1,000 note. Any payment at maturity is subject to the credit of the Issuer.

Additional Amount:	$1,000 x (Participation Rate x Basket Return). The Additional Amount will not be less than zero.
Basket Return:	The performance of the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows, subject to the Basket Return Cap:
Final Basket Level – Initial Basket Level
Initial Basket Level
Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	The Final Basket Level will be calculated as follows:

100 x [1 + (BRL Return x 1/4) + (RUB Return x 1/4) + (INR Return x 1/4) + (CNY Return x 1/4)]
The BRL Return, RUB Return, INR Return and CNY Return refer to the Basket Currency Performance for the Brazilian real, Russian ruble, Indian rupee and the Chinese renminbi, respectively.

Currency Performance:	With respect to each Basket Currency, the performance of the relevant Basket Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:
Initial Spot Rate – Final Spot Rate
Final Spot Rate
Initial Spot Rate:
For each Basket Currency, the Initial Spot Rate will be the U.S. dollar/foreign currency mid-spot rate at 4 p.m. London time, expressed as the amount of foreign currency per one U.S. dollar, for settlement in two business days, as reported by the W.M. Company, which appears on the relevant WMRSPOT Reuters page or any successor page, on the Trade Date.

Final Spot Rate:	For each Basket Currency, the Spot Rate on the Final Valuation Date.
Spot Rate:
For each Basket Currency, the spot exchange rate for such currency against the U.S. dollar, as determined by the calculation agent by reference to the Spot Rate definitions set forth in this term sheet under “Spot Rate.”  The Spot Rate for each Basket Currency is expressed as units of the respective currency per one U.S. dollar.  The Spot Rates are subject to the provisions set forth under “Market Disruption Events” in this term sheet.

Final Valuation Date† :	June 21, 2011
Maturity Date†:	June 24, 2011
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	2515A0 K8 5
†	Subject to postponement in the event of a market disruption event as described in the accompanying product supplement.
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the underlying supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$15.00	$985.00
Total	$	$	$
(1)	Certain fiduciary accounts will pay a purchase price of $985.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. In addition, the notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan
Placement Agent
June 15, 2009

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement BA dated June 15, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BA dated June 15, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509130983/d424b21.pdf

Prospectus supplement dated November 13, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

Prospectus dated October 10, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

Hypothetical Payment at Maturity for Each $1,000 Note Principal Amount

The table below illustrates the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 note principal amount for a hypothetical range of performances for the Basket Return.  The table below assumes an Initial Basket Level of 100.00, a Participation Rate of 163% (the actual Participation Rate will be determined on the Trade Date) and a Basket Return Cap of 15.00%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Basket Return	Additional Amount	Payment at Maturity	Total Return
135.00	35.0%	$244.50	$1,224.50	22.45%
130.00	30.0%	$244.50	$1,224.50	22.45%
125.00	25.0%	$244.50	$1,224.50	22.45%
120.00	20.0%	$244.50	$1,224.50	22.45%
115.00	15.0%	$244.50	$1,224.50	22.45%
110.00	10.0%	$163.00	$1,143.00	14.30%
105.00	5.0%	$81.50	$1,061.50	6.15%
101.23	1.2%	$20.00	$1,000.00	0.00%
100.00	0.0%	$0.00	$980.00	-2.0%
90.00	-10.0%	$0.00	$980.00	-2.0%
80.00	-20.0%	$0.00	$980.00	-2.0%
70.00	-30.0%	$0.00	$980.00	-2.0%
60.00	-40.0%	$0.00	$980.00	-2.0%
50.00	-50.0%	$0.00	$980.00	-2.0%
40.00	-60.0%	$0.00	$980.00	-2.0%
30.00	-70.0%	$0.00	$980.00	-2.0%
20.00	-80.0%	$0.00	$980.00	-2.0%
10.00	-90.0%	$0.00	$980.00	-2.0%
0.00	-100.0%	$0.00	$980.00	-2.0%

98% Principal Protected Notes Linked to the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases by 10% from the Initial Basket Level of 100.00 to a Final Basket Level of 110.00. The Additional Amount is equal to $163.00, and the final payment at maturity is equal to $1,143.00 per $1,000 note principal amount, representing a total return of 14.30% on the notes.

Payment at maturity per $1,000 note principal amount = $980.00 + ($1,000 x [Participation Rate x Basket Return])

$980.00 +($1,000 x [163% x 10%]) = $1,143.00

Example 2: The level of the Basket does not change from the Initial Basket Level of 100.00 to a Final Basket Level of 100.00. Because the Basket Return is zero, the Additional Amount is equal to $0.00, and the final payment at maturity is equal to $980.00 per $1,000 note principal amount, representing a total return of -2.00%.

Payment at maturity per $1,000 note principal amount = $980.00 + Additional Amount

$980.00 + $0.00 = $980.00

Example 3: The level of the Basket increases by 30% from the Initial Basket Level of 100.00 to a Final Basket Level of 130.00. Because the level of the Basket has increased by an amount greater than the Basket Return Cap of 15%, the Basket Return will equal the Basket Return Cap of 15%.  The Additional Amount will equal $244.50, and the final payment at maturity is equal to $1,224.50 per $1,000 note principal amount, the maximum payment at maturity on the notes.

Payment at maturity per $1,000 note principal amount = $980.00 + ($1,000 x [Participation Rate x Basket Return])
$980.00 +($1,000 x [163% x 15%]) = $1,224.50

Example 4: The level of the Basket decreases by 20% from the Initial Basket Level of 100.00 to a Final Basket Level of 80.00. Because the Basket Return is negative, the Additional Amount is equal to $0.00, and the final payment at maturity is equal to $980.00 per $1,000 note principal amount, representing a total return of -2.00%.

Payment at maturity per $1,000 note principal amount = $980.00 + Additional Amount

$980.00 + $0.00 = $980.00

Selected Purchase Considerations

●
PARTIAL PRESERVATION OF CAPITAL AT MATURITY — You will receive at least 98% of the principal amount of your notes if you hold the notes to maturity, regardless of the performance of the Basket. You should be willing to lose up to 2% of your initial investment. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

●
DIVERSIFICATION AMONG THE BASKET CURRENCIES – The return on the notes is linked to the performance of a basket of four currencies, which we refer to as the Basket Currencies, relative to the U.S. dollar, and will enable you to participate on a leveraged basis in any appreciation of the Basket Currencies relative to the U.S. dollar (subject to the Basket Return Cap, which will be determined on the Trade Date), during the term of the notes. Accordingly, the value of the Basket increases if the Basket Currencies appreciate in value relative the U.S. dollar. The Basket derives its value from an equally weighted group of currencies consisting of the Brazilian real, Russian ruble, the Indian rupee and the Chinese renminbi.

●
TREATED AS CONTINGENT PAYMENT DEBT INSTRUMENTS - You should review carefully the section of the accompanying product supplement entitled "Certain U.S. Federal Income Tax Consequences," which contains the opinion of our special tax counsel, Davis Polk, & Wardwell, with respect to the tax consequences of an investment in the notes.  Based on that opinion, we believe under current law that the notes should be treated for U.S. federal income tax purposes as "contingent payment debt instruments." Under this treatment, regardless of your method of accounting, you generally will be required to accrue interest in each year on a constant yield to maturity basis at the "comparable yield," as determined by us, although we will not make any payment on the notes until maturity. Any gain recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes.

You may obtain the comparable yield and the projected payment schedule by submitting a written request to Deutsche Bank Securities Inc., 60 Wall Street, 31st Floor, Mail Stop NYC60-3106, New York,New York10005, Attention: Brian Polchinski, 212-250-1039. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount in excess of your principal, if any, that we will pay on the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section of the accompanying prospectus supplement entitled "Taxation by Germany of Non-Resident Holders."

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the component currencies of the Basket. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
MARKET RISK — The notes do not guarantee the full return of your investment.  The return on the notes at maturity is linked to the performance of the Basket Currencies relative to the U.S. dollar and will depend on whether, and the extent to which, the Basket Return is positive or negative.  Because the notes are only 98% principal protected, you will receive less than your initial investment at maturity if the Basket Return is zero or negative.  Even if the Basket Return is positive, the Additional Amount will be added to only $980 in calculating your payment at maturity per $1,000 note.

•
THE MAXIMUM RETURN ON AN INVESTMENT IN THE NOTES IS 22.45% AT MATURITY — Because the Basket Return Cap is 15%, for each $1,000 principal amount note you will receive $980 plus an Additional Amount that will not exceed $244.50, even if the Basket Return exceeds 15%. This will result in a maximum payment at maturity of $1, 224.50 per $1,000 principal amount note.  Therefore, your upside appreciation is limited.

•	THE NOTES DO NOT PAY INTEREST – You will not receive interest payments on the notes during the term of the notes.

•
THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.  PAYMENT AT MATURITY OF THE NOTES IS SUBJECT TO OUR CREDITWORTHINESS – An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the notes.

•
INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES – You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. In addition, the Basket Return is based on the Currency Performances for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

•
THE ORIGINAL ISSUE PRICE OF THE NOTES INCLUDES THE AGENTS’ COMMISSION AND THE ESTIMATED COSTS OF HEDGING OUR OBLIGATIONS UNDER THE NOTES THROUGH ONE OR MORE OF OUR AFFILIATES – As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase notes from you, prior to maturity, in secondary market transactions, will likely be lower than the original issue price, and any such sale could result in a substantial loss to you.

•
THE NOTES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS – The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

•
GAINS IN THE CURRENCY PERFORMANCE OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE CURRENCY PERFORMANCE OF OTHER BASKET CURRENCIES – The notes are linked to the performance of the Basket, which is composed of four Currency Performances with equal weightings. The performance of the Basket will be based on the appreciation or depreciation of the Basket as a whole. Therefore, positive Currency Performances of one or more Basket Currencies may be offset, in whole or in part, by negative Currency Performances of one or more other Basket Currencies of equal or greater magnitude, which may result in an aggregate Basket Return equal to or less than zero. The performance of the Basket is dependent on the Currency Performance of each Basket Currency, which is in turn based upon the formula set forth above.

•
CURRENCY MARKETS MAY BE VOLATILE – Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your notes in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

•
LEGAL AND REGULATORY RISKS – Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the notes.

•
THE NOTES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – All of the Basket Currencies are the currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Basket Currencies, and, consequently, the return on the notes.

•
IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Final Spot Rate for each Basket Currency, and therefore, on the return on your notes. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch , as calculation agent, being unable to determine the Basket Returns using its normal means. The resulting discretion by the calculation agent in determining the Basket Return could, in turn, result in potential conflicts of interest.

•
POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE NOTES ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the notes and the calculation agent for the notes. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Return and maintains some discretion as to how such calculations are made, in particular if the rate source for any of the Basket Currencies (as set forth below) is not available. In addition, the Issuer may hedge its obligations under the notes. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the notes or the performance of the Basket Currencies.

•
SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES – The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the notes.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes.

•
THE PAYMENT FORMULA FOR THE NOTES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES – Changes in the Basket Currencies during the term of the notes before the Final Valuation Date may not be reflected in the calculation of the payment at maturity. Generally, the calculation agent will calculate the Basket Return by multiplying the Currency Performance for each Basket Currency by its respective weighting and then taking the sum of the weighted Currency Performances, as described above. The Currency Performances will be calculated only as of the Final Valuation Date. As a result, the Basket Return may be less than zero even if the Basket Currencies had moved favorably at certain times during the term of the notes before moving to unfavorable levels on the Final Valuation Date.

•
WE AND OUR AFFILIATES AND AGENTS, OR JPMORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES.  ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES – We, our affiliates and agents, and J.P. Morgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. We, our affiliates and agents, or J.P. Morgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or J.P. Morgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Basket Currencies to which the notes are linked.

•
ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – We expect that, generally, the exchange rates for the Basket Currencies on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies relative to the U.S. dollar. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Currencies and the U.S. dollar, as reference currency;
•	the time to maturity of the notes;
•	the exchange rates and the volatility of the exchange rate between each Basket Currency and the U.S. dollar;
•	interest and yield rates in the market generally and in the markets of the Basket Currencies and the U.S. dollar;
•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the notes; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE NOTES – It is impossible to predict whether any of the USD/BRL Spot Rate, the USD/RUB Spot Rate, the USD/INR Spot Rate and the USD/CNY Spot Rate will rise or fall. The USD/BRL Spot Rate, the USD/RUB Spot Rate, the USD/INR Spot Rate and the USD/CNY Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

•
MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Return in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the notes. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes or prevents the calculation agent from determining the Basket Return or payment at maturity in the ordinary manner, the calculation agent will determine the Basket Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your notes. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your notes.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date and during the term of the notes (including on the Final Valuation Date) could adversely affect the amount you may receive on the notes at maturity.

Spot Rates

The Spot Rate for the Brazilian real on each date of calculation will be the U.S. dollar/Brazilian real offered rate for U.S. dollars, expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two business days, as reported by Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or Rates for Accounting Purposes), by approximately 6:00 p.m., Sao Paulo time, on such date of calculation, which appears on Reuters Page "BRFR" or any successor page, on such date of calculation.

The Spot Rate for the Russian ruble on each date of calculation will be the U.S. dollar/Russian ruble specified rate, expressed as the amount of Russian rubles per one U.S. dollar, for settlement in one business day, calculated by the Chicago Mercantile Exchange (“CME”) and as published on CME’s website, which appears on the Reuters Screen EMTA Page, at approximately 1:30 p.m., Moscow time, on such date of calculation.  The Spot Rate shall be calculated by the CME pursuant to the Chicago Mercantile Exchange/EMTA, Inc. Daily Russian Ruble Per U.S. Dollar Reference Rate Methodology (which means a methodology, effective as of June 16, 2005, as amended from time to time, for a centralized industry-wide survey of financial institutions in Russia that are active participants in the U.S. dollar/Russian ruble spot market for the purpose of determining the RUB/CME-EMTA Rate).

The Spot Rate for the Indian rupee on each date of calculation will be the U.S. dollar/Indian rupee reference rate, expressed as the amount of Indian rupees per one U.S. dollar, for settlement in two business days, as reported by the Reserve Bank of India, which appears on the Reuters Screen RBIB Page at approximately 12:30 p.m., Mumbai time, or as soon thereafter as practicable, on such date of calculation.

The Spot Rate for the Chinese renminbi on each date of calculation will be the U.S. dollar/Chinese renminbi official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two business days, as reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on Reuters Screen SAEC Page opposite the symbol “USDCNY=” at approximately 9:15 a.m., Beijing time, on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be selected by the calculation agent in good faith and in a commercially reasonable manner.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the notes or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your notes. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your notes.

Historical Information

The following charts show the historical performance of the Basket as well as historical individual exchange rates for each of the Basket Currencies against the U.S. dollar. In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth above. These historical data are shown for the period from January 1, 1999 through June 12, 2009. These historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth below) or of the historical or future performance of the Basket. We cannot give you any assurance that the performance of the Basket will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Return is more or less likely to increase or decrease at any time during the term of the notes. For the Brazilian real, the Russian ruble, the Indian rupee and the Chinese renminbi, a higher exchange rate for a given year indicates a weakening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of that Basket Currency relative to the U.S. dollar. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from January 1, 1999 through June 12, 2009. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

Historical Performance of the Basket

Past performance is not indicative of future performance.

Brazilian Real
Historical High, Low and Period-End Exchange Rates
January 1, 1999 through June 12, 2009
(expressed as units of Brazilian reais per U.S. dollar)

Brazilian Real	High	Low	Period End
1999	2.1600	1.2063	1.7990
2000	1.9885	1.7090	1.9500
2001	2.8390	1.9310	2.3105
2002	4.0040	2.2530	3.5400
2003	3.6815	2.8065	2.8915
2004	3.2420	2.6492	2.6560
2005	2.7854	2.1540	2.3355
2006	2.4035	2.0510	2.1364
2007	2.1640	1.7269	1.7800
2008	2.6202	1.5545	2.3145
2009 (through June 12, 2009)	2.4501	1.9093	1.9280

USD/BRL Spot Rate

Past performance is not indicative of future performance.

Russian Ruble
Historical High, Low and Period-End Exchange Rates
January 1, 1999 through June 12, 2009
(expressed as units of Russian rubles per U.S. dollar)

Russian Ruble	High	Low	Period End
1999	27.6500	20.6200	27.5500
2000	29.5000	27.0850	28.1600
2001	30.5050	28.1600	30.5050
2002	31.9550	30.2550	31.9550
2003	31.9550	29.1600	29.2425
2004	29.2895	27.7200	27.7200
2005	29.0050	27.4395	28.7414
2006	28.7420	26.1475	26.3255
2007	26.9350	24.2322	24.6006
2008	29.9423	23.0584	29.4027
2009 (through June 12, 2009)	36.5584	29.0997	30.9380

USD/RUB Spot Rate
Past performance is not indicative of future performance.

Indian Rupee
Historical High, Low and Period-End Exchange Rates
January 1, 1999 through June 12, 2009
(expressed as units of Indian rupees per U.S. dollar)

Indian Rupee	High	Low	Period End
1999	43.6275	42.3000	43.5500
2000	46.9150	43.4750	46.6750
2001	48.3700	46.3412	48.2450
2002	49.0713	47.9235	47.9750
2003	48.0500	45.2100	45.6250
2004	46.5150	43.2800	43.4600
2005	46.3900	43.1300	45.0500
2006	47.0450	44.0200	44.2700
2007	44.7040	39.1737	39.4125
2008	50.6050	39.2057	48.8025
2009 (through June 12, 2009)	52.1800	46.7500	47.6075

USD/INR Rate
Past performance is not indicative of future performance.

Chinese Renminbi
Historical High, Low and Period-End Exchange Rates
January 1, 1999 through June 12, 2009
(expressed as units of Chinese renminbi per U.S. dollar)

Chinese Renminbi	High	Low	Period End
1999	8.2805	8.2769	8.2795
2000	8.2800	8.2760	8.2774
2001	8.2790	8.2754	8.2765
2002	8.2778	8.2760	8.2770
2003	8.2779	8.2762	8.2767
2004	8.2776	8.2763	8.2765
2005	8.2768	8.0701	8.0702
2006	8.0704	7.7980	7.8045
2007	7.8171	7.3019	7.3036
2008	7.3060	6.8061	6.8277
2009 (through June 12, 2009)	6.8562	6.8108	6.8352

USD/CNY Spot Rate
Past performance is not indicative of future performance.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the notes and will receive a fee from the Issuer that will not exceed $15.00 per $1,000 principal amount of notes.